Exhibit 23.1

                       [LETTERHEAD OF DEJOYA GRIFFITH LLC]


January 25, 2013

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Coronation Mining Corp. on Form S-1 of our audit report, dated December 22, 2012 relating to the accompanying balance sheet as of August 31, 2012 and the related statement of operations, stockholders' equity, and cash flow from inception (May 31, 2012) through August 31, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.


De Joya Griffith, LLC


/s/ De Joya Griffith, LLC
--------------------------------
Henderson, NV
January 25, 2013